Exhibit 99.1

*For Immediate Release*

Contact:	Anthony A. Paciulli
President and Chief Executive Officer
(617) 298-2250

MEETINGHOUSE BANCORP, INC. COMPLETES INITIAL PUBLIC OFFERING; MEETINGHOUSE BANK REPORTS UNAUDITED FISCAL 2012 FINANCIAL RESULTS

Dorchester, Massachusetts — November 19, 2012.  Meetinghouse Bancorp, Inc. (the “Company”), the stock holding company for Meetinghouse Bank (the “Bank”), announced that effective today it has completed its initial public offering in connection with the Bank’s mutual-to-stock conversion transaction.  The shares of the Company’s common stock are scheduled to be quoted on the OTC Bulletin Board under the symbol “MTGB” beginning November 20, 2012.  Stock certificates will be mailed on or about November 19, 2012.

The Company sold a total of 661,250 shares of common stock at a purchase price of $10.00 per share in the subscription offering, of which 27,700 shares were purchased by the Bank’s employee stock ownership plan (the “ESOP”).  The ESOP was eligible to purchase up to 46,287 shares but was unable to do so because of the volume of subscription orders submitted by the Bank’s eligible account holders and supplemental eligible account holders, each of whom were accorded higher priority subscription rights than the ESOP.  The ESOP intends to acquire up to an additional 18,587 shares in the open market subject to market conditions.

Anthony A. Paciulli, President and Chief Executive Officer, said, “Our Board of Directors and employees deeply appreciate the confidence that so many of our long-time depositors have shown in us by participating in the stock offering.  We are committed to enhancing shareholder value by operating a strong community bank dedicated to serving the financial needs of our local community and customers.”

The subscription offering was managed by Keefe, Bruyette, & Woods, Inc.  Kilpatrick Townsend & Stockton LLP acted as special legal counsel to both the Company and the Bank.

The Bank also reported the following unaudited consolidated financial results at and for the fiscal year ended September 30, 2012:

	At September 30,	At September 30,
(In thousands)	2012	2011
	(unaudited)
Selected Financial Condition Data:
Total assets	$74,084	$66,203
Cash and cash equivalents	10,178	8,513
Securities available-for-sale	5,444	6,111
Loans, net	43,368	42,376
Loans held-for-sale	6,794	4,426
Deposits	68,297	60,753
Federal Home Loan Bank advances	—	—
Total equity	5,418	5,165

	For the Year Ended September 30,
(In thousands)	2012	2011
	(unaudited)
Selected Operating Data:
Interest and dividend income	$2,566	$2,738
Interest expense	594	660
Net interest and dividend income	1,972	2,078
Provision (benefit) for loan losses	18	(11)
Net interest and dividend income after provision (benefit) for loan losses	1,954	2,089
Noninterest income	1,158	865
Noninterest expense	2,661	2,464
Income before income taxes	451	490
Income tax expense	178	197
Net income	$273	$293

At both September 30, 2012 and 2011, non-performing loans consisted entirely of nonaccrual loans, which totaled $3,000 and $25,000, respectively.  There was no other real estate owned at September 30, 2012.  Other real estate owned totaled $500,000 at September 30, 2011.  There were no troubled debt restructurings at either date.  At September 30, 2012 and 2011, the allowance for loan losses was $334,000 and $316,000, respectively.

Meetinghouse Bank is a Massachusetts-chartered savings bank.  Its deposit accounts are insured up to applicable legal limits by the Federal Deposit Insurance Corporation and deposit accounts in excess of FDIC insurance limits are insured by the Share Insurance Fund.  Headquartered in Dorchester, Massachusetts, the Bank primarily serves the “Lower Mills” area of the City of Boston, which encompasses the community of Dorchester within the City of Boston and the Town of Milton.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.